UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 28, 2007

Immunomedics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-12104	61-1009366
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 American Road, Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2007, Immunomedics, Inc., a Delaware corporation (the “Company”), and Dr. David M. Goldenberg entered into an Amended and Restated Employment Agreement pertaining to Dr. Goldenberg’s service to the Company as its Chief Scientific Officer and Chief Medical Officer (the “Agreement”).

The Agreement, which is effective as of July 1, 2007, will continue, unless earlier terminated by the parties, until June 30, 2011 (the “Term”). The Term will be automatically extended for successive one-year periods unless either the Company or Dr. Goldenberg provides a written notice at least 90 days preceding the date of any such extension that such party does not intend to extend the Term.

Dr. Goldenberg’s annual base salary under the Agreement is a minimum of $500,000 (“Base Salary”), which shall be reviewed annually for appropriate increases by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”). Dr. Goldenberg will also be eligible to participate in any Company’s incentive compensation plan in place for its senior level executives. In addition, Dr. Goldenberg will be eligible to receive an annual discretionary bonus determined by the Compensation Committee based upon certain performance standards to be determined by the Compensation Committee. Dr. Goldenberg’s annual bonus target is 30% of his Base Salary, subject to achievement of performance goals, with a potential payout from 0 to 150% of the target amount. Dr. Goldenberg will also be eligible to receive equity compensation awards under the Company’s 2006 Stock Incentive Plan, as amended, or any such successor equity compensation plan as may be in place from time to time, at the discretion of the Compensation Committee.

Dr. Goldenberg will also be eligible to receive certain additional incentive compensation. With respect to any fiscal year during the Term in which the Company records an annual net loss, Dr. Goldenberg shall receive a sum equal to three quarters of one percent (.75%) of the total Consideration (as defined in the Agreement) the Company receives from any third party transaction, with certain exceptions. With respect to any fiscal year during the Term in which the Company records positive net income, Dr. Goldenberg shall receive a sum equal to one and one-half percent (1.5%) of the Company’s Annual Net Revenue (as defined in the Agreement) for each such fiscal year, and thereafter throughout the non-competition period, as described in the Agreement; and

Dr. Goldenberg will also be eligible to receive royalty payments on royalties received by the Company. The Company shall pay Dr. Goldenberg for each full fiscal year of the Company, a sum equal to a percentage of the annual Product Royalties (as defined in the Agreement) the Company receives on each of the products for which Dr. Goldenberg is an Inventor (as defined in the Agreement), and all products using, related to or derived from products for which Dr. Goldenberg is an Inventor, which payments shall continue for each Patented Product (as defined in the Agreement) for the remaining Life of the Patent (as defined in the Agreement) covering each Patented Product (“Patent Lifetime Royalty Payments”). The percentage of Product Royalties that the Company will pay to Dr. Goldenberg on each Patented Product will be determined based on the percentage of Product Royalties that the Company must pay to external third parties.

Patent Lifetime Royalty Payments shall be due and owing from the Company to Dr. Goldenberg (or his estate or designated beneficiaries) throughout the Life of each Patent both during his employment with the Company and after his employment terminates, except that Lifetime Royalty Payments shall not be payable in the event an arbitrator or court finds that Dr. Goldenberg committed a material breach of his covenants contained in the Agreement. During the Term of the Agreement, any quarterly payment of Patent Lifetime Royalty Payments will be paid to Dr. Goldenberg only to the extent that such Patent Lifetime Royalty Payments exceed the quarterly Minimum Payment (as defined in the Agreement) paid to him as described below.

In the event the Company completes a Disposition (as defined in the Agreement) during the Term, or within three (3) years thereafter, of any one or more of the Company’s Undeveloped Assets (as defined in the Agreement) for which Dr. Goldenberg was an Inventor, the Company will pay Dr. Goldenberg a sum equal to at least twenty percent (20%), or more (as determined by the Board), of the Consideration the Company receives from each Disposition; provided, however that no such payment shall be due in the event an arbitrator or court finds that Dr. Goldenberg committed a material breach of his covenants contained in the Agreement. The Company’s obligation to compensate Dr. Goldenberg upon Dispositions of Undeveloped Assets applies to all Dispositions completed within the Term or within three (3) years thereafter, even if the Company actually receives the Consideration at some time after the three (3) year period elapses.

The Company agrees to make a minimum payment of One Hundred Fifty Thousand Dollars ($150,000) to Dr. Goldenberg during each of fiscal year during the Term of the Agreement, payable in equal quarterly payments, as an advance against the amounts due to Dr. Goldenberg as additional incentive compensation, Lifetime Royalty Payments and Dispositions of Undeveloped Assets.

The Agreement provides that the Company shall continue to pay the premium cost of life insurance policies on the life of Dr. Goldenberg for certain existing insurance policies listed in the Agreement, including any succeeding policies; provided that any succeeding policies are comparable or more beneficial to Dr. Goldenberg and the Company in terms of scope, terms and premium costs.

The Agreement provides that in the event the Company terminates Dr. Goldenberg at any time without “Good Cause” (as defined in the Agreement) or Dr. Goldenberg resigns for “Good Reason” (as defined in the Agreement), Dr. Goldenberg will be entitled to receive a lump-sum severance payment in an amount equal to 2.00 times his Base Salary in effect at that time, plus the target bonus established for the fiscal year in which the date of termination occurs. In addition, the Company shall (in accordance with the terms of the Company’s applicable medical plan) pay monthly COBRA medical insurance costs (as defined in the Agreement), if Dr. Goldenberg continues medical coverage under COBRA, for a period of 24 months following such termination. Dr. Goldenberg will also be entitled to any benefits accrued in accordance with the terms of any applicable benefit plan and program of the Company and an annual bonus, if any, payable for the fiscal year in which Dr. Goldenberg was terminated (prorated to reflect Dr. Goldenberg’s actual period of service during such fiscal year).

The Agreement also provides that in the event of a “Change of Control” (as defined in the Agreement”), if Dr. Goldenberg terminates his employment upon ninety (90) days prior written notice to the Company or its successor, following the second anniversary of a Change of Control of the Company, Dr. Goldenberg will be entitled to receive a lump sum severance payment in an amount equal to 3.00 times his Base Salary in effect at that time, plus the target bonus established for the fiscal year in which the date of termination occurs. In addition, Dr. Goldenberg will receive, for a period of 36 months following such termination, all medical and dental coverages in effect on the date of termination or, at the Company’s election, cash in lieu of such coverage in an amount equal to Dr. Goldenberg’s after-tax cost of continuing comparable coverage. Dr. Goldenberg will also be entitled to receive any benefits accrued in accordance with the terms of any applicable benefit plan and program of the Company and an annual bonus, if any, payable for the fiscal year in which Dr. Goldenberg was terminated (prorated to reflect Dr. Goldenberg’s actual period of service during such fiscal year). Additionally, the Agreement provides for a gross-up payment under certain circumstances to compensate Dr. Goldenberg for excise taxes that may be attributable to him as a result of the foregoing payments.

The Agreement provides that throughout the Term and for a period of three (3) years thereafter, Dr. Goldenberg shall not (i) without the prior written approval of the Board, compete, directly or indirectly, in the United States or Canada, with the Company; or (ii) directly or indirectly solicit, any Company customer or employee of the Company. The Agreement also provides that Dr. Goldenberg shall, during the Term and at all time thereafter, keep confidential all trade secrets and confidential information of the Company. The Agreement also provides that Dr. Goldenberg may continue to work and be compensated by the Center for Molecular Medicine and Immunology (also known as the Garden State Cancer Center) and the Company majority-owned subsidiary IBC Pharmaceuticals, Inc.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, effective as of July 1, 2007, between Immunomedics, Inc. and Dr. David M. Goldenberg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

By:	/s/ Gerard G. Gorman
	Name:	Gerard G. Gorman
	Title:	Senior Vice President and Chief Financial Officer

Date: June 29, 2007